                                                                        EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
July 16, 2007		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE ANNOUNCES
 SECOND QUARTER 2007 OPERATING RESULTS

STANLEYTOWN, VA, July 16, 2007/Business Wire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for the second quarter of 2007.

Net sales of $67.7 million decreased 12.6% from the second quarter of 2006. The company recorded a net loss of $(2.4) million or $(.23) per share compared to net income of $3.9 million or $.32 per share in the year ago quarter.  The net loss for the second quarter of 2007 included a charge to earnings of $6.6 million ($4.5 million net of taxes) or $.43 per share for the previously announced final termination of the Company’s defined benefit pension plan.

For the first half of 2007, net sales of $142.8 million decreased 11.3% from the comparable prior year period.   Including the charge to earnings for final termination of the Company’s defined benefit pension plan, a net loss of $(700) thousand or $(.07) per share was recorded for the first half of 2007 compared to net income of $9.3 million or $.75 per share in the first half of 2006.

Operating income, excluding pension termination charge of $6.6 million, declined to $3.5 million or 5.2% of net sales in the second quarter of 2007 compared to $6.3 million or 8.1% of net sales in the year-ago quarter.  Year-to-date operating income, excluding pension termination charge of $6.6 million, decreased to $6.6 million or 4.6% of net sales compared to $14.9 million or 9.3% of net sales in the first half of 2006.  Lower margins resulted primarily from lower sales and production levels together with higher raw material and compensation costs. These factors were partially offset by lower performance based compensation expense due to lower earnings. Sequentially, operating margins improved to 5.2% of net sales in the second quarter of 2007 compared to 4.1% of net sales in the first quarter of 2007. This improvement was primarily due to lower staffing and output levels at one of our factories which was completed late in the first quarter of 2007 and elimination of the associated transition costs.

The Company received $25 million in proceeds from a private note placement in April 2007. This note bears interest at 6.73% per annum and is payable in seven equal annual principle payments starting in May 2011, with the final payment due in May 2017.  A portion of the proceeds from this loan, cash on hand, and cash flow from operations was used to repurchase 521,831 shares of the Company’s common stock for $11.3 million, pay cash dividends of $2.1 million, and make scheduled debt payments of $1.4 million in the first half of 2007.  Working capital, excluding cash and current maturities of long-term debt, increased $3.0 million during the first half of 2007 primarily due to a build in inventories. Approximately $21.3 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock.

A year ago the Company announced its decision to terminate its defined benefit pension plan. No benefits were accrued under this plan since it was frozen in 1995, at which time Company contributions to a 401K savings plan became the Company’s primary retirement benefit.  Having received all necessary regulatory approvals, distribution of assets and final plan termination occurred in the second quarter of 2007.  As expected, this resulted in a final cash contribution of $1.6 million and a charge to earnings of $6.6 million pre-tax, $4.5 million net of taxes, or $.43 per share.  Pension expense related to this plan was approximately $1.2 million pre-tax for 2005 and 2006.

Business Outlook

“Business conditions deteriorated slightly as the second quarter progressed”, commented Jeffrey R. Scheffer, President and Chief Executive Officer.  “While we are disappointed with lower sales and earnings, we believe this is consistent with current industry-wide conditions.”

“We are not anticipating any significant improvement in the demand environment for the balance of 2007. Consequently, we have lowered our sales and earnings guidance as set forth below,” concluded Scheffer.

Management offers the following guidance.  This guidance excludes any potential receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”) involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China.

Total year 2007 guidance:

•	Net sales are expected to be in the range of $280 million to $290 million, compared to $307.6 million in 2006.
•	Operating income is expected to be in the range of $12.7 million to $14.2 million (excluding a charge to earnings of $6.6 million for the pension plan termination).
•	Earnings per share are expected to be in the range of $.65 to $.75 (excluding a charge to earnings of $.42 for the pension plan termination) compared to $1.17 for 2006, excluding income from CDSOA.

Third quarter ending September 29, 2007 guidance:

•	Net sales are expected to be in the range of $70 million to $74 million, compared to sales of $75.9 million in the third quarter of 2006.
•	Operating income is expected to be in the range of $3.2 million to $3.8 million.
•	Earnings per share are expected to be in the range of $.16 to $.20 compared to $.26 in the third quarter of 2006.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C.  Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, July 17, 2007 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through July 25, 2007) is (877) 660-6853, the account reference number is 275 and the conference number is 00245782.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward–looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, environmental compliance costs and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net sales	$67,722	$77,476	$142,830	$161,000

Cost of sales	54,082	59,858	115,696	123,624

Gross profit	13,640	17,618	27,134	37,376

Selling, general and administrative expenses	10,093	11,323	20,508	22,451

Pension plan termination charge	6,605		6,605

Operating income (loss)	(3,058)	6,295	21	14,925

Other income, net	176	68	108	161
Interest income	159	146	186	256
Interest expense	827	509	1,344	1,033
Income before income taxes	(3,550)	6,000	(1,029)	14,309

Income taxes	(1,174)	2,063	(329)	4,980
Net income (loss)	$(2,376)	$3,937	$(700)	$9,329

Diluted earnings per share	$(0.23)	$0.32	$(0.07)	$0.75

Weighted average number of shares (1)	10,483	12,264	10,626	12,397

(1) Diluted earnings per share is the same as basic earnings per share for the three and six month periods of 2007, since the dilutive effect of stock options is not recognized in periods in which a net loss has occurred.

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Reconciliation of operating income
as reported to operating income
adjusted:

Operating income (loss) as reported	$(3,058)	$6,295	$21	$14,925
Pension plan termination charge	6,605		6,605
Operating income as adjusted	$3,547	$6,295	$6,626	$14,925

Percentage of net sales:
Operating income (loss) as reported	(4.5% )	8.1%		9.3%
Pension plan termination charge	9.7%		4.6%
Operating income as adjusted	5.2%	8.1%	4.6%	9.3%

Reconciliation of net income as
reported to net income adjusted:

Net income (loss) as reported	$(2,376)	$3,937	$(700)	$9,329
Pension plan termination charge	4,491		4,491
Net income as adjusted	$2,115	$3,937	$3,791	$9,329

Reconciliation of Earnings per share
(EPS) as reported to Earnings per
share adjusted:

EPS as reported	$(0.23)	$0.32	$(0.07)	$0.75
Pension plan termination charge	0.43		0.42
EPS as adjusted	$0.20	$0.32	$0.35	$0.75

Reconciliation of weighted shares outstanding
as reported to weighted shares outstanding adjusted:

Weighted shares outstanding as reported	10,483	12,264	10,626	12,397
Effect of diluted stock options	240		236
Weighted shares outstanding as adjusted	10,723	12,264	10,862	12,397

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30,	July 1,	Dec 31,
	2007	2006	2006

Assets
Current assets:
Cash	$18,542	$10,627	$6,269
Accounts receivable, net	31,024	37,958	32,260
Inventories	62,873	61,456	59,364
Prepaid expenses and other current assets	2,351	1,631	2,085
Deferred income taxes	3,506	2,503	3,928

Total current assets	118,296	114,175	103,906

Property, plant and equipment, net	47,919	48,617	49,159
Goodwill	9,072	9,072	9,072
Other assets	4	6,753	541

Total assets	$175,291	$178,617	$162,678

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$2,857	$2,857
Accounts payable	18,461	16,851	17,789
Accrued expenses	9,711	9,816	11,224

Total current liabilities	31,029	29,524	31,870

Long-term debt	29,286	7,143	5,714
Deferred income taxes	6,635	9,737	7,422
Other long-term liabilities	8,388	6,743	8,025

Stockholders' equity	99,953	125,470	109,647

Total liabilities and stockholders' equity	$175,291	$178,617	$162,678

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,	July 1,
	2007	2006
Cash flows from operating activities:
Cash received from customers	$143,963	$159,732
Cash paid to suppliers and employees	(136,616)	(135,731)
Interest paid, net	(1,618)	(1,393)
Income taxes paid, net	(3,162)	(6,433)
Net cash provided by operating activities	2,567	16,175

Cash flows from investing activities:
Capital expenditures	(1,947)	(749)
Other, net	(8)	(17)
Net cash used by investing activities	(1,955)	(766)

Cash flows from financing activities:
Proceeds from senior notes	25,000
Repayment of senior notes	(1,428)	(1,428)
Purchase and retirement of common stock	(11,308)	(16,175)
Dividends paid	(2,131)	(1,944)
Proceeds from insurance policy loans	1,386	1,241
Tax benefit from exercise of stock options	30	255
Proceeds from exercise of stock options	112	713
Net cash provided (used) by financing activities	11,661	(17,338)

Net increase (decrease) in cash	12,273	(1,929)
Cash at beginning of period	6,269	12,556

Cash at end of period	$18,542	$10,627

Reconciliation of net income to
net cash provided by operating activities:
Net income	$(700)	$9,329

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	3,025	2,912
Pension termination	5,002
Deferred income taxes	(2,303)	(468)
Stock-based compensation	378	297
Tax benefit from exercise of stock options	(30)	(255)
Other	194	6
Changes in working capital	(2,655)	5,060
Other assets	(707)	(616)
Other long-term liabilities	363	(90)
Net cash provided by operating activities	$2,567	$16,175